EXHIBIT 99.1

For release: July 15, 2013, 6:00 a.m. EDT	Contact:	Greenbrier	WL Ross & Co.
		Mark Rittenbaum	Wendy Teramoto
		503-684-7000	212-826-2141

WL Ross exercises remaining warrants in Greenbrier, maintains share ownership

Lake Oswego, Oregon, July 15, 2013 – The Greenbrier Companies, Inc. (NYSE:GBX) reported that affiliates of WL Ross & Co. LLC (“WL Ross”) have exercised all their remaining warrants in Greenbrier resulting in 862,400 shares of common stock being issued in a cashless net exercise. WL Ross subsequently sold 431,200 shares of the newly issued Greenbrier common stock and continues to own the remaining 431,200 shares. The warrants were issued to affiliates of WL Ross in 2009 in connection with an investment in Greenbrier, and were due to expire in June 2014.

Wendy Teramoto, a partner with WL Ross, continues to serve on Greenbrier’s board of directors. Additionally, Greenbrier provides management services on nearly 4,000 railcars acquired in 2010 by WLR-Greenbrier Rail, Inc., an affiliate of WL Ross.

“Our timeline for exercising the warrants, which expire in June 2014, and subsequent sale of a portion of our holdings, is consistent with the original investment goals set with Greenbrier at the outset of our investment. We are pleased with the success of our investment and the success of Greenbrier,” said Wilbur L. Ross, Jr., chairman of WL Ross. “The current sale of shares was made to provide our limited partners liquidity and flexibility and represents an orderly redistribution of our assets. We have great confidence in Greenbrier’s prospects, as demonstrated by our ongoing business partnerships with them and our continuing investment in shares of Greenbrier common stock.”

“We appreciate WL Ross’ confidence in Greenbrier, as evidenced by their continued shareholdings and Board position. This is a vote of confidence in our strategy to create shareholder value through improved cash flows, margins, and stock valuation,” said William A. Furman, president and chief executive officer of Greenbrier. “WL Ross helped us stabilize our balance sheet during the banking crisis and fueled our present growth with a timely infusion of capital. Beyond that, the firm brings valuable insight and wisdom to Greenbrier through access to one of the most savvy and successful investors in America. We are delighted that Wendy continues to serve on our board and plan to pursue gainful business collaborations with WL Ross well into the future.”

About Greenbrier Companies:

Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its four manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 36 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,400 railcars, and performs management services for approximately 228,000 railcars.

About WL Ross & Co.:

Founded by legendary investor Wilbur Ross, Jr., WL Ross is an investment management company for a series of funds and has sponsored private equity funds, co-investment vehicles and hedge funds which have invested in the railcar, marine transportation, steel, textile, coal, automotive, financial and other industries in the U.S., Ireland, U.K., France, Germany, China, Japan, Korea, Vietnam, India, Brazil and Bermuda. WL Ross currently has approximately $9 billion under management for a “Who’s Who” of institutional investors who share a long-term investment horizon. Further information is available at www.wlross.com.

SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “initiatives,” “targets,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “designed to,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies, production of new railcar types, or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2012, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as required by law, we do not assume any obligation to update any forward-looking statements.

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